Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our reports dated March 24, 2015 with respect to the consolidated financial statements of Consult A Doctor, Inc. and AmeriDoc, LLC included in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-204577) and related Prospectus of Teladoc, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

New York, New York

June 30, 2015